UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 7, 2022

Universal Insurance Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33251	65-0231984
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1110 W. Commercial Blvd., Fort Lauderdale, Florida 33309
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (954) 958-1200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	UVE	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On April 7, 2022 (the “Effective Date”), Universal Insurance Holdings, Inc. (the “Company”) entered into an amended and restated employment agreement with Stephen J. Donaghy, the Company’s Chief Executive Officer (the “Agreement”). Mr. Donaghy and the Company are parties to an employment agreement dated as of February 12, 2020, as amended as of April 20, 2020, which expires on December 31, 2022, and is superseded and replaced in all respects by the Agreement as of April 7, 2022; provided, however, that the terms of the Agreement shall not supersede or replace any equity award made prior to the Effective Date. The following summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference thereto.

Term

Mr. Donaghy’s Agreement provides that he will continue to serve as the Chief Executive Officer of the Company for a term beginning on January 1, 2020 (the “Term”).

Base Salary

Mr. Donaghy will receive a base salary of $1 million, which will not be increased or decreased during the Term.

Annual Bonus

Mr. Donaghy is eligible to receive an annual cash bonus for each calendar year ending during the Term in which Mr. Donaghy remains employed by the Company. The annual bonus for each calendar year shall be 150% of Mr. Donaghy’s base salary for target performance, 75% of Mr. Donaghy’s base salary for threshold performance, and 300% of Mr. Donaghy’s base salary for maximum performance, with the actual annual bonus payable being based upon the level of achievement of annual company and individual performance objectives for such calendar year as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”).

Restricted Share Units

Mr. Donaghy is eligible to receive an annual grant of restricted share units (the “RSU Grant”) with a target value of $1,750,000, which grant shall be made pursuant to the Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan. No more than 50% of the RSU Grant will be subject to time-based vesting conditions, and no less than 50% of the RSU Grant will be subject to performance-based vesting conditions.

Termination

If Mr. Donaghy is terminated without cause or resigns for good reason (as such terms are defined in the Agreement), he would be entitled to a lump-sum cash amount equal to 12 months’ base salary and 12 months of COBRA coverage, subject to his execution of a general release of claims in favor of the Company. He would also be entitled to receive a pro rata portion of his annual bonus award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Change in Control

In the event of a change in control (as defined in the Agreement) and Mr. Donaghy is terminated without cause or resigns for good reason within 24 months after such change in control, Mr. Donaghy would be entitled to a lump-sum cash amount equal to 24 months’ base salary, plus two times any bonus paid for the calendar year prior to the change in control, subject to his execution of a general release of claims in favor of the Company. All such change in control payments would be reduced to the extent they would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, if such reduction would result in Mr. Donaghy receiving a higher net after-tax amount.

Disability

If Mr. Donaghy becomes disabled during the Term, then the Company would be entitled to suspend his officership, but Mr. Donaghy would be entitled to remain an employee of the Company and receive his compensation and benefits for the lesser of (i) one year from the date of such suspension or (ii) the date on which he is first eligible for long-term disability payments under the Company’s long-term disability plan. If Mr. Donaghy is terminated due to disability or dies during the Term, he or his estate, respectively, would be entitled to receive a pro rata portion of his annual bonus award for the year of termination, calculated on the basis of the Company’s actual performance for such year.

Non-Compete

Mr. Donaghy is subject to a non-compete provision under the Agreement that prohibits him from engaging in certain competitive activities during the Term and for a period of three years following his termination.

Other

The Agreement also contains nondisparagement, nonsolicitation and confidentiality provisions.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits:

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement, dated April 7, 2022 between Stephen J. Donaghy and the Company

104	The cover page from this Current Report on Form 8-K formatted in Inline XBRL (included as Exhibit 101).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 8, 2022	UNIVERSAL INSURANCE HOLDINGS, INC.

	By:	/s/ Frank C. Wilcox
	Name:	Frank C. Wilcox
	Title:	Chief Financial Officer